Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders



Nuveen Municipal Trust
811-07873


The rights of the holders of each class of the series in Nuveen Municipal Trust (the Registrant ) are described in the Amended Establishment and Designation of Classes. This instrument was filed as exhibit 99.A.3 to Form 485APOS filing on December 12, 2013,
Accession No. 0001193125-13-471983 and is
incorporated by reference for this Sub-Item 77Q1(d).